As filed with the Securities and Exchange Commission on November 29, 2018

Registration No. 333-221818

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3 Registration Statement No. 333-221818

Under

The Securities Act of 1933

Aetna Inc.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	23-2229683
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

151 Farmington Avenue

Hartford, CT 06156

(860) 273-0123

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Colleen M. McIntosh

Senior Vice President

Aetna Inc.

151 Farmington Avenue

Hartford, CT 06156

(860) 273-0123

(Name, Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent for Service)

With copies to:

Robert M. Katz

Daniel Litowitz

Shearman & Sterling LLP

599 Lexington Avenue
New York, New York 10022-6069
Tel: (212) 848-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the Registration Statement on Form S-3 (File Number 333-221818) filed by Aetna Inc., a Pennsylvania corporation (“Aetna”), with the U.S. Securities and Exchange Commission on November 30, 2017 (the “Registration Statement”), which registered for sale an unspecified amount of Aetna’s debt securities, common shares, preferred shares, purchase contracts, warrants to purchase common stock, warrants to purchase preferred stock, warrants to purchase debt securities and units that may include any of the above securities or securities of other entities (collectively, the “Securities”), and removes from registration all Securities previously registered under the Registration Statement that have not been sold or otherwise issued as of the date of this Amendment.

On November 28, 2018, CVS Health Corporation, a Delaware corporation (“CVS Health”), completed its acquisition of Aetna. Pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of December 3, 2017 (the “Merger Agreement”), by and among CVS Health, Hudson Merger Sub Corp. (“Merger Sub”), a wholly owned subsidiary of CVS Health, and Aetna, Merger Sub merged with and into Aetna (the “Merger”), with Aetna continuing as the surviving company of the Merger and as a wholly owned subsidiary of CVS Health.

At the effective time of the Merger (the “Effective Time”), (a) each of Aetna’s common shares issued and outstanding immediately prior to the Effective Time (other than Aetna common shares held by Aetna as treasury stock or owned by CVS Health or any of its subsidiaries in a fiduciary, representative or other capacity on behalf of other persons) was cancelled and automatically converted into the right to receive (i) 0.8378 fully paid and non-assessable shares of CVS Health common stock and (ii) $145.00 in cash without interest thereon, and (b) equity awards relating to Aetna common shares were treated in accordance with the Merger Agreement.

As a result of the Merger, Aetna has terminated any and all offerings of Aetna’s securities pursuant to the Registration Statement. In accordance with an undertaking made by Aetna in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered for issuance that remain unsold at the termination of the offering, Aetna hereby removes from registration any and all of the securities of Aetna registered under the Registration Statement that remain unsold as of the date of this Amendment, and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on November 29, 2018.

AETNA INC.

By:	/s/ Heather Dixon
Name:	Heather Dixon
Title:	Vice President, Controller and Chief Accounting Officer

No other person is required to sign this Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.